Exhibit 21.1
LSI LOGIC CORPORATION SUBSIDIARIES
(as of December 31, 2005)

PLACE OF INCORPORATION
NAME	OR ORGANIZATION
Accerant Inc.	Delaware
C-Cube International Limited	Hong Kong
C-Cube Microsystems (Asia Pacific) Ltd.	Hong Kong
C-Cube Microsystems (Canada) Ltd.	Canada
C-Cube Microsystems International Ltd.	Bermuda
C-Cube Technology Limited	Bermuda
C-Cube US, Inc.	Delaware
Engenio Enterprises, Inc.	Delaware
Engenio Holdings, Ltd.	Cayman
Engenio Information Technologies Europe Limited	Ireland
Engenio Information Technologies GmbH	Germany
Engenio Information Technologies International Services, Inc.	Delaware
Engenio Information Technologies Limited	UK
Engenio Information Technologies, Inc.	Delaware
Engenio Information Technologies, SAS	France
LSI Logic AB	Sweden
LSI Logic Asia, Inc.	Delaware
LSI Logic Canada Corporation	Canada
LSI Logic Corporation of Canada, Inc.	Canada
LSI Logic Corporation of Korea, Inc.	Korea
LSI Logic Europe Limited	England
LSI Logic Export Sales Corporation	U.S. Virgin Islands
LSI Logic FZE	Dubai Silicon Oasis, Dubai, United Arab Emirates
LSI Logic GmbH	Germany
LSI Logic HK Holdings	Cayman
LSI Logic Hong Kong Ltd.	Hong Kong
LSI Logic Hungary LLC	Hungary
LSI Logic India Private Limited	India
LSI Logic International Services, Inc.	California
LSI Logic Japan Semiconductor, Inc.	Japan
LSI Logic K.K.	Japan
LSI Logic LLC	Delaware
LSI Logic Malta Ltd.	Maltese
LSI Logic Manufacturing Services, Inc.	Delaware
LSI Logic Netherlands B.V.	Netherlands
LSI Logic Resale Corporation	Delaware
LSI Logic SAS	France
LSI Logic Semiconductor Technology Development (Beijing) Company Ltd.	China
LSI Logic Singapore Ltd.	Singapore
LSI Logic SRL	Italy
LSI Logic Storage Europe Holdings Ltd.	Bermuda
Media Computer Technologies, Inc.	Delaware
Velio Communications Inc.	Delaware
Velio Communications International Inc.	Cayman